Exhibit 10.16

October 1, 2010

MEDICAL OVERSIGHT AND SUPERVISOR AGREEMENT

THIS MEDICAL OVERSIGHT AGREEMENT (this “Agreement”) is entered into this 1st day of October, 2010, by and between WhiteGlove House Call Health, Inc., a Texas corporation (“Company”), and Kurt Berneburg, D.O. (“Physician”)

RECITALS:

WHEREAS, Company provides healthcare services to individuals in their homes and offices through licensed nurse practitioners (the “Physician Extenders”);

WHEREAS, Company desires to engage Physician to provide medical oversight and supervision services to the Physician Extenders, including appropriate patient chart review;

WHEREAS, Physician, who is duly licensed in the State of Texas and qualified to provide the medical oversight and supervision services to the Physician Extenders, desires to serve in an oversight and supervisory capacity to the Company in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants entered into and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree to the following terms and conditions:

I.	Scope of Services

1.1	Company hereby engages and retains Physician to provide the Services (defined below) described herein.

1.2	Physician hereby accepts such engagement and agrees to provide the Services described herein. Physician shall provide the Services in a professional manner.

II.	Responsibilities of Company

2.1	Company shall furnish Physician with reasonable administrative support to accomplish his duties and responsibilities under this Agreement, but not in support of Physician’s activities beyond the scope of this Agreement.

2.2	Company shall periodically evaluate Physician’s performance under this Agreement.

III.	Responsibilities of Physician

3.1	Physician agrees to devote such time, energy and skill, as its duties hereunder shall require, commencing on October 1, 2010 (the “Effective Date”);

3.2	Physician shall be responsible for medical oversight and supervisory services of the healthcare services to Company’s patients, including without limitation the following services (the “Services”):

3.2.1	Perform weekly medical chart review and report any medical quality or patient health concerns;

3.2.2	Provide medical input into policy and procedure development and review new protocols for all medical care;

3.2.3	Provide clinical direction, including required supervision and delegation, to Company’s Physician Extenders; and

3.2.4	Assure availability of physician services for oversight and supervisory of clinical matters;

3.3	Records and Reports. As part of the Services, Physician shall also maintain such records and furnish such reports of services as may be requested by Company. Physician shall submit monthly time records, in the form attached hereto as Exhibit A, satisfactory to the Company’s CMO, for Physician’s services under this Agreement.

3.4	Qualifications of Physician.

3.4.1	Licenses/Permits. Physician at all times during the term of this Agreement shall: (1) possess an active license in good standing to practice medicine in Texas (2) possess active unrestricted federal and state DEA registration.

3.4.2	Compliance With Laws, Regulations and Standards. Physician shall comply with the standards and requirements of all applicable federal, state, local and other laws, rules and regulations governing the Services, applicable professional standards and all applicable Company policies and procedures, including Company’s compliance program.

IV.	Representations and Warranties

Physician represents and warrants that:

4.1	Physician has never had his license or right to practice medicine in Texas or any other state, or his clinical privileges at any hospital or health care facility, suspended, revoked, or limited in any way, nor has he ever surrendered his license or clinical privileges under threat of any such suspension, revocation or limitation.

4.2	Physician is not currently and has not been suspended from participation in or subject to any type of criminal or civil sanction, fine, civil money penalty, exclusion or other penalty by any private or public health insurance program, including Medicare, Medicaid or any other federal or state health insurance program.

4.3	There are no proceedings pending or threatened against Physician relating to his license or right to practice medicine in Texas or any other state, his clinical privileges at any hospital or other health care facility, or any professional services provided by Physician.

V.	Compensation

5.1	As sole consideration for the Services provided hereunder, during the term of this Agreement, Company will:

5.1.1

Pay Physician $1,500.00 per month commencing on October 1, 2010. Physician shall provide monthly timesheets accounting for the number of hours spent providing Services by the tenth (10th) day of each month. Company shall remit payment to Physician within fifteen (15) days of receiving and verifying each completed time sheet. The parties acknowledge and agree that the compensation to be paid hereunder is fair market value for the Services.

5.1.2	In addition to your compensation and so long as this Agreement is not terminated, 2,500 Non-qualified Incentive Stock Options (the “Option Shares”) will be granted to you at the beginning of each twelve (12) month period of service under the Company’s Stock Option Plan, subject to Board approval at an option price to be determined by the Board at time of grant. The Option Shares shall initially be unvested and subject to repurchase by the Company at the lower of (i) the Exercise Price paid per share or (ii) the Fair Market Value per share at the time of Physician’s cessation of Service. Physician shall acquire a vested interest in, and the Company’s repurchase right shall accordingly lapse with respect to, (y) one-fourth (l/4th) of the Option Shares 91 days after the beginning of any twelve (12) month period and (z) an additional one twelfth (1/12th) of the Option Shares on the corresponding day of each calendar month thereafter or, if such calendar month does not have a corresponding day, on the last day of such calendar month. The Option shall not become exercisable for any additional Option Shares following the Physician’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Physician. So, for each year that the Physician provides Services to the Company under this Agreement, Physician will be granted 2,500 Options Shares, at the beginning of the twelve (12) month period and they will vest according to the schedule above.

VI.	Insurance

6.1	During the term of this Agreement, Company shall maintain, at its expense, professional liability insurance covering Physician for services rendered by Physician in connection with Physician’s responsibilities pursuant to this Agreement in the minimum amount of Five Hundred Thousand ($500,000) per occurrence and One Million ($1,000,000) in the annual aggregate. Such professional liability insurance coverage shall begin on or about the Effective Date under commercially reasonable terms.

VII.	Term and Termination

7.1	The initial term of this Agreement shall be one year beginning with the Effective Date, and this Agreement shall automatically renew for additional one-year terms, unless sooner terminated as provided in this Section of the Agreement. The parties agree to review and assess the terms of this Agreement annually.

7.2	This Agreement may be terminated as follows:

7.2.1	Company may terminate this Agreement at any time upon thirty (30) days’ prior written notice.

7.2.2	Either party may terminate this Agreement due to a material breach of any term of this Agreement by the other party upon written notice of such breach to the breaching parry, and the failure of the breaching party to cure such breach within thirty (30) days after receiving such notice.

7.2.3	Notwithstanding any other provision in this Agreement, Company shall have a right to terminate this Agreement immediately in the event of the occurrence of any one of the following:

(a)	The suspension, revocation or limitation of Physician’s license to practice medicine;

(b)	The loss or suspension of Physician’s federal or state registrations to prescribe and dispense controlled substances;

(c)	A determination by Company, in its reasonable discretion, that Physician has committed professional misconduct;

(d)	The death of Physician;

(e)	The conviction of Physician, in any jurisdiction, of a felony or crime of moral turpitude;

(f)	Physician sells his shares or otherwise ceases to be an owner of Company; or

(g)	Physician becomes disabled or impaired to the extent that he is unable to perform the duties required under this Agreement.

7.2.4	In the event of a change in laws, regulations or the method or amount of reimbursement which materially adversely affects the economic benefit expected by either party under the terms this Agreement, a party, if it has been or will be materially adversely affected, shall have the right to request that the other party negotiate a modification to any of the terms of this Agreement to the extent and in the manner reasonably necessary to accommodate such governmental action and to preserve the economic benefits hereof. If the parties are unable to reach an agreement concerning modification of this Agreement within thirty (30) days, either party may immediately terminate this Agreement upon written notice to the other party.

7.3	Upon termination of this Agreement for any reason, no party shall have any further obligation hereunder except for (1) obligations which accrued prior to the date of termination and (2) obligations, promises or covenants contained herein that expressly extend beyond the term of this Agreement. In the event that this Agreement is terminated prior to the end of any one-year term, the parties shall not enter into another contract with each other for the same or similar services within the remaining period of such one-year term of this Agreement.

VIII.	General Provisions

8.1	Compliance with Policies. Physician shall comply with Company’s corporate compliance plan, and all service standards, clinical protocols, policies and procedures developed and implemented by the Company, as the same may be modified from time to time.

8.2	Independent Contractor. All work performed by Physician in connection with the Services shall be performed by Physician as an independent contractor and not as the agent or employee of Company. Physician shall perform the Services required under this Agreement according to his own means and methods, which shall be the exclusive charge of Physician. Nothing contained in this Agreement shall be construed as giving Company control over the professional judgment of Physician.

8.3	Modifications. No addition or modification to this Agreement is valid unless in writing and executed by the parties.

8.4	Governing Law; Venue. This Agreement is governed by the laws of the State of Texas and venue for any action pursuant to this Agreement shall be in the county in which Company operates.

8.5	Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the invalidity, illegality, or unenforceability shall not affect any other provision, and the Agreement shall be construed as though it had not contained the invalid, illegal, or unenforceable provision.

8.6	Waiver. Any failure by either party at any time to enforce or require the strict performance of any of the terms or conditions hereof shall not constitute a waiver of its rights and shall not affect or impair either party’s right to avail itself of the remedies available for subsequent breach of such terms or conditions.

8.7	Section Headings. Section headings are added solely to aid in the review of this Agreement and are not to be construed to affect the interpretation of this Agreement.

8.8	Assignment; Subcontracting. Physician shall not assign this Agreement nor his interest therein without the prior written consent of Company. Physician is prohibited from subcontracting for any portion of the Services without prior written approval of Company.

8.9	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns, and shall be binding upon and inure to the benefit of Physician, his successors and permitted assigns.

8.10	Notice. Any notice required to be given under this Agreement shall be effective on the date of delivery if personally delivered, on the next business day, if delivered by Federal Express or other equivalent overnight courier, or on the third business day after mailing, first-class, postage pre-paid to: Company at 5300 Bee Caves Road, Building One, Suite 100, Austin, TX 78746 and Physician at 5300 Laguna Cliff Lane, Austin, Texas, 78734.

8.11	Compliance with Laws. Physician covenants to comply with all local, state and federal laws, rules and regulations in its performance of its duties and obligations hereunder, including but not limited to obtaining and maintaining appropriate permits and licenses, and maintaining the privacy, confidentiality and security of protected health information as required under federal and state laws and regulations.

8.12	Confidential Information. In order to assist Physician in the performance of this Agreement, Company may provide Physician with confidential information including, but not limited to, business plans, financials, customer information, trade secrets, trademarks, trade names, drawings, formulas, patterns, masks, models, devices, computer programs, secret inventions, processes, and compilations of information, records, and specifications which are owned by Company or available to Company under contracts or agreements with third parties (hereafter “Company Confidential Information”). Physician may learn, during the term of this Agreement, product or marketing strategies of Company or its customers or prospects, contractual relations between Company and its customers or prospects, product development schedules or announcement information, or related proprietary information which is confidential to Company or its clients and such information is also classified as “Company Confidential Information”. Physician shall use at least the same degree of care to protect and prevent unauthorized disclosure of any Company Confidential Information as he would use to protect and prevent unauthorized disclosures of his own proprietary information unless such information (a) was known to Physician prior to receipt of the information directly or indirectly from Company, or (b) is known or becomes known to Physician through no act or failure to act on the part of Physician or of any person under any obligation of confidentiality to Company, or (c) is known or becomes generally known or available to the public. Physician shall use Company Confidential Information only in the performance of this Agreement. No other use of Company Confidential Information, whether for Company’s benefit or for the benefit of others, is authorized. In no event is Physician authorized to disclose Company Confidential Information without the prior written approval of Company. The terms of this Section shall be binding during and subsequent to Termination Date for a period of two (2) years. This Section 8.12 shall survive the expiration or termination of this Agreement.

8.13	Property. All Company Confidential Information referred to in Section 8.12 and any other work produced by Company or any other work produced for Company by Physician alone or with others or any Company information that comes into the Physician’s possession shall remain the sole and exclusive property of Company and shall not be removed from Company’s premises without Company’s consent. Physician shall return to Company all such Company property obtained during the course of this Agreement when this Agreement terminates or at such earlier time as might be requested by Company. Company shall have the sole right to use, sell, license, publish, or otherwise disseminate or transfer rights in work prepared by Physician pursuant to the performance of this Agreement.

8.14

Inventions. All work produced pursuant to this Agreement, whether produced by Physician alone or with others, shall be considered work made for hire and the sole property of Company. Physician shall, during and subsequent to the term of this Agreement, communicate to Company all inventions, designs, improvements, processes, models or discoveries made or conceived in connection with any project or work assignment performed pursuant to this Agreement, whether conceived by Physician alone or with others. Physician shall assign to Company, without further consideration or compensation, all right, title, and interest in such inventions, designs, improvements, or discoveries. Physician shall also provide Company, at Company’s expense, all necessary assistance to obtain and maintain any and all notions, patents for these inventions, designs, improvements, or discoveries and vest Company with full and exclusive title to all patents. All inventions, designs, improvements, or discoveries covered by this Section shall be and remain the property of Company, whether or not patented.

8.15	Copyrights, Trademarks. All work produced pursuant to this Agreement, whether produced by Physician alone or with others, shall be considered work made for hire and the sole property of Company. Physician shall, during and subsequent to the term of this Agreement, assign to Company without further consideration all right, title, and interest in all trademarks and trade names and registration thereof, copyrights and registration, extensions, and renewals thereof on all such material, including any translations performed pursuant to this Agreement. All materials produced under this Agreement shall be and remain the exclusive property of Company whether or not registered.

8.16	Non-Compete and Non-Solicitation.

8.16.1	Physician agrees that during the term of this Agreement and for one (1) year after the termination date, Physician will not, without the Company’s express written consent: (i) directly or indirectly, for himself or on behalf of any other person, corporation, or entity, seek to employ, solicit, encourage, or attempt to induce to leave, any (A) current employee or consultant of Company, or (B) any person who, at any time during the three months prior to the termination date, was an employee or consultant of Company, or (ii) solicit the business of any then current (at the time of the termination date) clients or customers (including parties which Company is engaged in business discussions) of Company relating, directly or indirectly, to the business of the company or competitive with the business of the Company, other than on behalf of Company, within a sixty (60) mile radius of any Company location where Physician actually performed services for Company.

8.16.2	This non-competition provision shall not, however, prevent Physician from continuing care or treatment to a specific patient or patients after the termination date or the end of the employment relationship with the Company. This section is not intended to restrict or otherwise limit access to medical records of patients cared for by the Physician upon presentation of a written authorization executed by the patient and in a form acceptable to the Company along with payment of a reasonable fee for reproduction of such records as authorized by the Texas State Board of Medical Examiners under §159.008 of the Texas Occupations Code.

8.16.3	In the event of a breach of this non-competition provision, Physician understands and agrees that the Company would be irreparably injured and without adequate remedy of law. Therefore in an event of such a breach, the Company shall be entitled to enforce, in addition to any other remedies made available to it by law or equity, a temporary and/or permanent injunction and a decree for the specific performance of the terms of this section, without the necessity of realizing an actual or threatened harm, and without being required to furnish a bond or other security.

8.16.4	Physician may have an option to buyout the terms of this covenant of noncompetition as allowed for under §15.50 of the Texas Labor Code. The price to be paid for buying out the terms of this covenant shall be reasonable, or at the option of either party, as determined by a mutually agreed upon arbitrator, or, in the event that an arbitrator cannot be agreed to, an arbitrator assigned by the court whose decision shall be binding on the parties. The cost for obtaining the services of the arbitrator shall be the responsibility of both parties in equal amounts except that any attorney’s fees caused by either party shall be the sole responsibility of the party who retained the counsel of the attorney.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by themselves or their duly authorized officer as of the day, month and year first above written.

WHITEGLOVE HOUSE CALL HEALTH, INC.	PHYSICIAN

By:	/s/ Kurt Berneburg
Name:	Kurt Berneburg, D.O.
Title: